UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CRESTWOOD MIDSTREAM PARTNERS LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following language appeared as Item 8.01 Other Events on Form 8-K/A filed by Inergy Midstream, L.P. (“NRGM”) with the SEC on September 20, 2013:

On September 13, 2013, NRGM closed the previously announced offering of 11,000,000 common units representing limited partner interests in NRGM (the “Common Units”) at a price to the public of $22.50 per Common Unit ($21.69 per Common Unit, net of underwriting discounts) (the “Equity Offering”).

As previously announced, on May 5, 2013, NRGM entered into a series of definitive agreements, including an Agreement and Plan of Merger, by and among NRGM GP, LLC, a Delaware limited liability company, Intrepid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NRGM (“Merger Sub”), Inergy, L.P., a Delaware limited partnership, Crestwood Midstream Partners LP, a Delaware limited partnership (“CMLP”), Crestwood Gas Services GP LLC, a Delaware limited liability company, and Crestwood Holdings LLC, a Delaware limited liability company, whereby Merger Sub will merge with and into CMLP at the effective time of the merger, with CMLP surviving the merger (the “Merger”).

Unaudited pro forma financial information of NRGM to give effect to the Merger and the Equity Offering is attached as Exhibit 99.1 to this Current Report and incorporated by reference herein. A diagram depicting the simplified organizational structure of NRGM and CMLP following the completion of the Equity Offering and the Merger is attached as Exhibit 99.2 to this Current Report and incorporated by reference herein.

The following language appeared as Item 9.01 Financial Statements and Exhibits on Form 8-K/A filed by NRGM with the SEC on September 20, 2013:

(b) Pro Forma Financial Information.

Unaudited pro forma condensed combined consolidated financial information of NRGM is filed as Exhibit 99.1 to this Amendment No. 1 and incorporated herein by reference:

•	Introduction

•	Unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2013

•	Unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2012

•	Unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 30, 2013

•	Notes to unaudited pro forma condensed combined consolidated financial statements

The following language appeared as Exhibit 99.1 to Form 8-K/A filed by NRGM with the SEC on September 20, 2013:

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

These following unaudited pro forma condensed combined consolidated financial statements of Inergy Midstream (the “pro forma financial statements”) have been prepared for illustrative purposes only and are not necessarily indicative of what the combined partnership’s condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined consolidated financial information does not purport to project the future financial position or operating results of the combined partnership. Future results may vary significantly from the results reflected because of various factors.

The following pro forma financial statements give effect to the merger as if the merger was already consummated. The historical financial statements have been adjusted in the pro forma financial statements to give effects to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined partnership. The unaudited pro forma condensed combined consolidated statements of operations does not reflect any non-recurring charges directly related to the merger that the combined partnership may incur upon completion of the merger.

The pro forma condensed combined consolidated balance sheet also reflects the issuance of 11,000,000 common units generating net proceeds of $238.4 million (the “NRGM Equity Offering”). The NRGM Equity Offering closed on September 13, 2013. The proceeds from the NRGM Equity Offering will be utilized to pay down balances on the revolving credit facility.

The pro forma financial statements were derived from and should be read in conjunction with the historical financial statements, which have been incorporated by reference in this proxy statement/prospectus, as well as the other information contained or incorporated in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2013 reflects the merger as if it occurred on June 30, 2013 and the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 reflect the merger as if it occurred on January 1, 2012. The pro forma financial statements reflect the following:

•	The conversion of each Crestwood common unit issued and outstanding as of the effective time (i) owned by Crestwood unitholders other than the Crestwood Affiliated Entities into the right to receive $1.03 in cash and 1.0700 Inergy Midstream common units and (ii) owned by the Crestwood Affiliated Entities into the right to receive only 1.0700 Inergy Midstream common units;

•	Inergy Midstream pays all cash consideration with respect to the merger consideration payable at the effective time other than approximately $10.4 million, which amount is to be funded by Crestwood Holdings;

•	Payment of certain estimated non-recurring contractual financing and professional fees; and

•	Payment of non-recurring fees associated with entering into a new revolving credit facility. The facility is expected to have an aggregate borrowing capacity of $1 billion.

•	The NRGM Equity Offering.

The pro forma financial statements do not include any amounts for non-contractual costs expected to be incurred related to legal, accounting and other fees related to the merger, which are currently estimated to range from $3 million to $5 million.

Descriptions of the foregoing adjustments are presented in the notes to the pro forma financial statements provided below. The fiscal year end for the pro forma financial statements is December 31, based upon the expectation that Inergy Midstream will file a Form 8-K within four days of the effective time declaring its intent to change its fiscal year from September 30 to December 31.

The merger will be accounted for as a reverse acquisition of Inergy Midstream under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805—Business Combinations. The accounting for a reverse merger results in the legal acquiree (Crestwood) being the acquiror for accounting purposes. Therefore, Inergy Midstream will account for the merger as if Crestwood acquired Inergy Midstream. The assets and liabilities of Inergy Midstream will be reflected at fair value on the balance sheet of the combined partnership. The fair value of the assets and liabilities is based on the enterprise value of Inergy Midstream as of June 19, 2013 (the date in which NRGM GP was indirectly acquired by Crestwood Holdings). A final determination of the purchase accounting adjustments, including the allocation of fair value to the Inergy Midstream assets and liabilities, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial statements are preliminary and have been made solely for purposes of developing such pro forma financial statements. The pro forma financial statements do not purport to present Inergy Midstream’s financial position or the results of operations had the merger transactions actually been completed as of the dates indicated. Further, these pro forma financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of the merger, are based on assumptions that Inergy Midstream believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project Inergy Midstream’s financial position or results of operations for any future date or period.

INERGY MIDSTREAM, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2013

(in millions)

	Historical		Pro Forma Adjustments		Inergy Midstream, L.P. Pro Forma
	Crestwood Midstream Partners LP	Inergy Midstream, L.P.
Assets
Current assets:
Cash and cash equivalents	$0.1	$1.2	$(54.1	)(b)	$0.1
			52.9	(c)
			—
Accounts receivable	21.8	28.1	—		49.9
Accounts receivable—related party	20.8	0.6	—		21.4
Insurance receivable	3.5	—	—		3.5
Inventories	—	5.6	—		5.6
Prepaid expenses and other current assets	8.2	5.3	—		13.5

Total current assets	54.4	40.8	(1.2)		94.0

Property, plant and equipment, net	1,016.8	977.9	763.4	(a)	2,758.1
Intangible assets, net	490.5	180.3	(37.3	)(a)	648.5
			15.0	(b)
Goodwill	95.0	259.6	1,038.5	(a)	1,393.1
Other assets	23.2	2.9	19.5	(a)	45.6

Total assets	$1,679.9	$1,461.5	$1,797.9		$4,939.3

Liabilities and partners’ capital
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$34.1	$10.9	$—		$45.0
Accounts payable—related party	3.0	—	—		3.0
Accrued additions to property, plant and equipment	36.2	7.5	—		43.7
Capital leases	3.4	—	—		3.4
Deferred revenue	2.4	—	—		2.4
Current portion of long-term debt	—	2.0	—		2.0

Total current liabilities	79.1	20.4	—		99.5

Long-term debt, less current portion	778.9	735.0	5.0	(a)	1,333.4
			52.9	(c)
			(238.4	)(d)
Long-term capital leases	1.5	—	—		1.5
Asset retirement obligations	14.4	—	—		14.4
Other long-term liabilities	—	0.8	—		0.8

Partners’ capital	806.0	705.3	1,779.1	(a)	3,489.7
			(39.1	)(b)
			238.4	(d)

Total partners’ capital	806.0	705.3	1,740.0		3,489.7

Total liabilities and partners’ capital	$1,679.9	$1,461.5	$1,797.9		$4,939.3

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

INERGY MIDSTREAM, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in millions, except unit and per unit information)

	Historical		Rangeland Energy, LLC Acquisition (e)	Inergy Midstream, L.P. Pro Forma	Pro Forma Adjustments		Inergy Midstream, L.P., As Further Adjusted
	Crestwood Midstream Partners LP	Inergy Midstream, L.P. (1)
Revenues	$239.5	$189.8	$3.4	$193.2	$—		$432.7
Depreciation, amortization, and accretion expense	51.9	50.5	35.3	85.8	(15.6	)(f)	122.1
Other operating expenses	111.7	71.8	5.1	76.9	—		188.6

Operating income (loss)	75.9	67.5	(37.0)	30.5	15.6		122.0
Interest and debt expense	35.8	1.8	24.6	26.4	3.7	(g)	65.9
Other income	—	—	0.1	0.1	—		0.1

Income (loss) before income taxes	40.1	65.7	(61.5)	4.2	11.9		56.2
Provision for income taxes	1.2	—	—	—	—		1.2

Net income (loss)	38.9	65.7	(61.5)	4.2	11.9		55.0

Less: net income prior to initial public offering of Inergy Midstream, L.P.	—	12.9	—	12.9	—		12.9
Less: net income earned by US Salt, LLC prior to acquisition	—	7.8	—	7.8	—		7.8

Net income (loss) available to partners	$38.9	$45.0	$(61.5)	$(16.5)	$11.9		$34.3

Partners’ interest information:
General partner interest in net income	$22.2	$1.9	$—	$1.9	$—		$24.1

Total limited partners’ interest in net income (loss)	$16.7	$43.1	$(61.5)	$(18.4)	$11.9		$10.2

Net income (loss) per limited partner unit:
Basic	$0.37	$0.58		$(0.21)			$0.06

Diluted	$0.37	$0.58		$(0.21)			$0.06

Weighted average limited partners’ units outstanding (in thousands):
Basic	45,223	74,768	10,714	85,482	75,596	(h)	161,078

Diluted	45,420	74,768	10,714	85,482	75,596	(h)	161,078

Dividends declared per limited partner unit	$2.02	$1.18					$1.14	(j)

(1)	The Inergy Midstream, L.P. financial information is for the year ended September 30, 2012.

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

INERGY MIDSTREAM, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in millions, except unit and per unit information)

	Historical		Pro Forma Adjustments		Inergy Midstream, L.P. Pro Forma
	Crestwood Midstream Partners LP	Inergy Midstream, L.P. (1)
Revenues	$143.5	$134.3	$—		$277.8
Depreciation, amortization, and accretion expense	35.1	51.1	(8.9	)(f)	77.3
Other operating expenses	71.3	62.3	—		133.6

Operating income	37.1	20.9	8.9		66.9
Interest and debt expense	22.6	18.7	—	(g)	41.3

Income before income taxes	14.5	2.2	8.9		25.6
Provision for income taxes	0.7	—	—		0.7

Net income	$13.8	$2.2	$8.9		$24.9

Partners’ interest information:
General partner interest in net income	$10.4	$4.8	$—		$15.2

Total limited partners’ interest in net income	$3.4	$(2.6)	$8.9		$9.7

Net income per limited partner unit:
Basic	$0.06	$(0.03)			$0.06

Diluted	$0.06	$(0.03)			$0.06

Weighted average limited partners’ units outstanding (in thousands):
Basic	57,400	85,907	75,596	(h)	161,503

Diluted	57,673	85,907	75,596	(h)	161,503

Dividends declared per limited partner unit	$1.02	$0.80 (i)			$0.80	(j)

(1)	The Inergy Midstream L.P. financial information presented herein for the six months ended June 30, 2013 was derived from the unaudited consolidated statements of operations for the nine months ended June 30, 2013 and the three months ended December 31, 2012.

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Represents pro forma adjustments to reflect the merger of Crestwood Midstream and Inergy Midstream under the purchase method of accounting. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. This merger is accounted for as a reverse merger and the value of the acquired net assets are based on the enterprise value of the accounting acquiree / legal acquiror (Inergy Midstream). The preliminary estimate of the enterprise value, net of long term debt, of Inergy Midstream is $2,484.4 million based on a preliminary valuation report prepared as of June 19, 2013 by a third party valuation advisor. The preliminary estimates used to prepare the pro forma information presented will be updated based upon the final third party valuation advisor’s report. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined consolidated financial statements are preliminary and subject to change, which could be material.

The preliminary allocation of the purchase price is as follows (in millions):

	Historical Net Book Value	Adjustment	Preliminary Fair Value
Current assets	$40.8	$—	$40.8
Property, plant and equipment, net	977.9	763.4	1,741.3
Intangible assets, net	180.3	(37.3)	143.0
Goodwill	259.6	1,038.5	1,298.1
Other assets	2.9	19.5	22.4
Current liabilities	(20.4)	—	(20.4)
Long-term debt	(735.0)	(5.0)	(740.0)
Other long-term liabilities	(0.8)	—	(0.8)

Total assumed purchase price	$705.3	$1,779.1	$2,484.4

(b)	Reflects a one-time payment of $25 million to Crestwood Midstream unitholders other than the Crestwood Affiliated Entities and $14.1 million of costs directly related to the merger and $15.0 million of costs associated with the $1 billion revolving credit facility.

(c)	Reflects borrowings from Inergy Midstream’s revolving credit facility to fund the $25 million payable by Inergy Midstream to Crestwood Midstream unitholders other than the Crestwood Affiliated Entities and to fund costs directly related to the merger transaction.

(d)	Reflects the proceeds of the NRGM Equity Offering and the utilization of such proceeds to pay down a portion of the revolving credit facility.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations Adjustments

(e)	Inergy Midstream acquired Rangeland Energy, LLC on December 7, 2012. These amounts have been calculated after applying Inergy Midstream’s accounting policies and adjusting the results of Rangeland Energy, LLC to reflect the depreciation and amortization that would have been charged assuming the preliminary fair value adjustments to property, plant and equipment and intangible assets had been made at the beginning of the current period. These amounts include the funding of the acquisition, which included the issuance of 10.7 million limited partner units for $225.0 million and the issuance of $500.0 million in senior notes. These amounts were used to fund the $425.0 million acquisition and pay down $300.0 million in revolver debt. The entities comprising Rangeland Energy, LLC were development stage entities (as defined by ASC Topic 915, Development Stage Entities) until commencing principal commercial operations in June 2012.

(f)	Reflects the pro forma adjustment of depreciation and amortization expense as follows (in millions):

	December 31, 2012	June 30, 2013
Eliminate historical depreciation and amortization expense	$(85.8)	$(51.1)
Pro forma depreciation and amortization expense	70.2	42.2

Pro forma adjustment to depreciation and amortization expense	$(15.6)	$(8.9)

The preliminary allocation of the purchase price includes certain customer account and tradename intangible assets, for which the preliminary amortization periods are 9 years and 5 years, respectively. The allocation of purchase price to property, plant and equipment and intangible assets and the related depreciation and amortization periods are preliminary and subject to material change based upon the final third party valuation advisor’s report.

(g)	Reflects the pro forma adjustment of interest and debt expense as follows (in millions):

	December 31, 2012	June 30, 2013
Amortization of fair value adjustment to Inergy Midstream’s senior notes	$0.6	$0.3
Interest on additional borrowings to fund merger transaction payments	0.9	0.6
Remove historical amortization of deferred financing costs	(0.8)	(2.4)
Amortization of new deferred financing costs	3.0	1.5

Pro forma adjustment to interest expense	$3.7	$—

The amortization period relative to the fair value adjustment to Inergy Midstream’s senior notes is approximately 8 years. The interest rate assumed on the additional borrowings was 1.65% and 2.45% for the twelve months ended December 31, 2012 and the six months ended June 30, 2013, respectively. A change of 20 basis points in the assumed rate does not result in a material change to interest expense.

(h)	Reflects the pro forma adjustment of basic and diluted earnings per share as follows (in thousands):

	December 31, 2012	June 30, 2013
Basic and diluted weighted average number of Inergy Midstream units outstanding—as reported	85,482	85,907
Inergy Midstream common units issued as merger consideration (1)	64,596	64,596
NRGM Equity Offering (2)	11,000	11,000

Pro forma basic and diluted weighted average number of Inergy Midstream units outstanding	161,078	161,503

(1)	Calculated based on 60,370,000 shares of Crestwood converted into Inergy Midstream shares at a rate of 1.07.
(2)	Does not include the underwriters’ option to purchase an additional 1,650,000 common units. Further note that the issuance of an additional 1,650,000 common units would not change the net income per limited partner unit presented on the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2012 or the six months ended June 30, 2013.

(i)	Amount of distribution per limited partner unit has been rounded. Inergy Midstream distributed $0.795 per limited partner unit for the six months ended June 30, 2013.

(j)	Reflects pro forma dividends declared per limited partner unit:

	December 31, 2012	June 30, 2013
Dividends declared (in millions) (1)(2)	$182.9	$129.6
Pro forma weighted average limited partners’ units outstanding (in thousands)	161,078	161,503

Pro forma dividends declared per limited partner unit	$1.14	$0.80

(1)	Represents historical dividends of Crestwood Midstream and Inergy Midstream.
(2)	Does not include the underwriters option to purchase an additional 1,650,000 common units. Further note that the issuance of an additional 1,650,000 common units would result in pro forma dividends declared of $1.12 and $0.79 per limited partner unit as presented on the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2012 or the six months ended June 30, 2013, respectively.

The following language appeared as Exhibit 99.2 to Form 8-K/A filed by NRGM with the SEC on September 20, 2013:

Crestwood Holdings LLC
2,497,071 NRGM Common Units
100%
99.0% Limited Partner Interest
100% General Partner Interest
Crestwood Gas Services Holdings LLC
35,103,113 NRGY Common Units
4,387,889 NRGY Subordinated Units
25,347,431 NRGM Common Units
1.0% Limited Partner Interest
Inergy Holdings, L.P.
100% Ownership Interest
23.1% Limited Partner Interest
Inergy GP, LLC
Non-Economic General Partner Interest
Inergy, L.P.
(NYSE: NRGY)
Incentive Distribution Rights
76.9% Limited Partner Interest
Public Unitholders
1.5% Limited Partner Interest
15.7% Limited Partner Interest
100% Membership Interest
MGP GP, LLC
100% Limited Partner Interest
Non-Economic General Partner Interest
Inergy Midstream Holdings, L.P.
100% Membership Interest
NGRM GP, LLC(3)
Incentive Distribution Rights
Public Unitholders (1)(2)
96,919,190 Common Units
60% Limited Partner Interest
Former CMLP Public Unitholder
36,748,307 Common Units
Non-Economic General Partner Interest
22.8% Limited Partner Interest
Inergy Midstream, L.P.
(NYSE: NRGM)
100% Ownership Interest
Operating Subsidiaries(4)

(1)	Includes Inergy Midstream, L.P. (“NRGM”) common units distributed to Inergy, L.P. unitholders by Inergy, L.P. on June 18, 2013.
(2)	Includes NRGM common units held by NRGM executive officers and directors.
(3)	Includes interests held in Crestwood Midstream Partners LP’s (“CMLP”) general partner.
(4)	Following the Merger, CMLP will be a wholly owned subsidiary of NRGM. Following the consummation of the Merger, NRGM currently intends to, but is not obligated to, merge CMLP into NRGM promptly following the Merger, with NRGM continuing as the surviving entity.